UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934
Date of report (Date of earliest event reported): July 10th, 2009
UROPLASTY, INC.
(Exact name of registrant as specified in charter)

001-32632 (Commission File No.)	41-1719250 (IRS Employer Identification No.)
Minnesota
(State or other jurisdiction of incorporation or organization)
5420 Feltl Road
Minnetonka, Minnesota 55343
(Address of principal executive offices)
952-426-6140
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name and Address)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 7.01 Regulation FD Disclosure
Signatures

Item 7.01 Regulation FD Disclosure
Publication of the Results of Clinical Trials. We have been advised of the recommendation for publication in The Journal of Urology® of two manuscripts on the results of clinical trials related to our Urgent® PC percutaneous tibial nerve stimulation (PTNS) neuromodulation system.
On July 10, 2009, Scott A. MacDiarmid, M.D., Director of Alliance Urology Specialists, Bladder Control and Pelvic Pain Center, in Greensboro, North Carolina advised us that a manuscript for which he is the lead author and that is entitled “Long Term Durability of Percutaneous Tibial Nerve Stimulation for the Treatment of Overactive Bladder (OrBIT Trial),” has been recommended for publication in The Journal of Urology® and is tentatively scheduled to appear in the January 2010 issue. This study is the second phase of the OrBIT Trial reporting on the sustained efficacy of 12-week PTNS responder subjects undergoing continued PTNS therapy over a reduced treatment interval schedule over a one-year period. Preliminary results of this study were presented at the American Urological Association Annual Meeting in April 2009.
On September 4, 2009, Kenneth M. Peters, M.D., Chairman of the Department of Urology at Beaumont Hospital in Royal Oak, Michigan advised us that a manuscript for which he is the lead author entitled “Randomized Trial of Percutaneous Tibial Nerve Stimulation versus Sham Efficacy in the Treatment of Overactive Bladder Syndrome: Results from the SUmiT Trial,” has been recommended for publication in The Journal of Urology® and is tentatively scheduled to appear in the April 2010 issue. This study reports on a 220-subject, multicenter, randomized, controlled clinical trial designed to directly compare the effectiveness of PTNS using Urgent® PC to a sham intervention over a 12-week period of time.
Results of the SUmiT Trial and content of the two manuscripts are confidential until the publications appear either online or in print by The Journal of Urology®, or until the results are available as a published abstract for a professional urological meeting presentation, or as the presentation itself.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: September 18, 2009

UROPLASTY, INC.
By:	/s/ Mahedi A. Jiwani
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer